Exhibit (a)(2)

CERTIFICATE OF FORMATION

OF

FIDELITY CENTRAL INVESTMENT PORTFOLIOS II LLC

This Certificate of Formation is being executed as of March 1, 2007 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. &sec;&sec; 18-101, et seq. (the "Delaware Act").

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Fidelity Central Investment Portfolios II LLC (the "Company").

2. Registered Office and Registered Agent. The Companys registered office in the State of Delaware is located at 1201 North Market Street, Wilmington, New Castle County, Delaware, 19801. The registered agent of the Company for service of process at such address is Delaware Corporation Organizers, Inc.

3. Notice of Limitation of Liabilities of Series. Notice is hereby given that pursuant to Section 18-215 of the Delaware Act the Company is or may hereafter be constituted a series limited liability company and that pursuant to Section 18-215(b) of the Delaware Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Company shall be enforceable against the assets of such series only and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	/s/Kimberley Monasterio
\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Kimberley Monasterio
\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Authorized Person